[White & Case Draft of 9/21/07]

                              INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT (this "Agreement"), dated as of September [o], 2007, between Appaloosa Management L.P., a Delaware limited partnership ("Appaloosa"), ________, a newly formed _______ (the "Purchaser"), and Dana Corporation, a Virginia corporation (the "Company") and debtor-in-possession under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in case No. 06-10354 (BRL) (the "Chapter 11 Case"), pending in the Bankruptcy Court.

     WHEREAS, the Company, together with its debtor Subsidiaries that commenced jointly administered cases under chapter 11 of the Bankruptcy Code (such Subsidiaries and Affiliates and the Company collectively, the "Debtor"), intends to file with the Bankruptcy Court a chapter 11 plan of reorganization in substantially the form attached to the Support Agreement (the "Form of Plan"), the effectiveness of which will be conditioned on the Closing having occurred (the "Chapter 11 Plan"); and

     WHEREAS, the Company, the Unions and Appaloosa have entered into a Plan Support Agreement (the "Support Agreement"), pursuant to which the parties to the Support Agreement have agreed to various transactions in furtherance of the Chapter 11 Plan; and

     WHEREAS, the Chapter 11 Plan contemplates (i) a new investment (the "Series A Investment") in the corporation that will be the successor to the Company under the Chapter 11 Plan for purposes of Section 1145 of the Bankruptcy Code ("New Dana") by Purchaser, a newly formed investment company that is a Subsidiary of Appaloosa, in 4.0% Series A Convertible Preferred Stock, par value $0.01 per share, of New Dana (the "Series A Preferred") having the terms set forth in the Certificate of Designation attached hereto as Exhibit A and
(ii) new investments (such investments, together with the Series A Investment, the "Investments") by Purchaser and certain institutional investors in 4.0% Series B Convertible Preferred Stock, par value $0.01 per share, of New Dana (the "Series B Preferred") and, pursuant to the Rights Offering (as defined below) by certain investors in the Series B Preferred, in each case having the terms set forth in the Certificate of Designation attached hereto as Exhibit A and to be made in connection with the transactions contemplated by the Chapter 11 Plan, including without limitation, the transactions contemplated by the Support Agreement; and

     WHEREAS, subject to the entry of a Confirmation Order on the effective date of the Chapter 11 Plan (the "Effective Date"), New Dana will be authorized to issue (i) new shares of Series A Preferred to Purchaser and (ii) Series B Preferred to Purchaser, each Standby Purchaser (as defined below) and each Eligible Holder (as defined below) that elects to purchase Series B Preferred in connection with the Rights Offering (the Persons described in this clause (ii), collectively, the "Series B Investors").

     ACCORDINGLY, the parties agree as follows:
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               I.   SHARE PURCHASE; RIGHTS OFFERING

          1.1 Series A Preferred Share Purchase. On the terms and subject to the conditions herein, at the Closing, New Dana will issue and sell to Purchaser, and Purchaser will purchase from New Dana, for an aggregate price of $250,000,000 in cash (the "Series A Purchase Price"), 2,500,000 newly issued shares of Series A Preferred representing 100% of the Series A Preferred issued and outstanding as of immediately after the Effective Date.

          1.2  Rights Offering.

          (a) The Company proposes to offer and sell newly issued shares of Series B Preferred pursuant to a rights offering (the "Rights Offering") whereby New Dana will distribute at no charge to each holder of an approved Unsecured Claim (each, an "Eligible Holder"), including, to the extent applicable, the Standby Purchasers, that number of rights (each, a "Right") in respect of Claims outstanding and held of record as of the close of business on a record date to be determined by the Board of New Dana (the "Record Date") that will enable each Eligible Holder to purchase up to its pro rata portion of (i) 3,000,000 shares in the aggregate of Series B Preferred at a purchase price of $100.00 per share (the "Series B Per Share Price") or $300,000,000 in the aggregate (the "Series B Purchase Price"). "Standby Purchaser" means the Purchaser and one or more Persons designated by Appaloosa from time to time and set forth on Schedule 1.2 hereto, as such schedule may be modified from time to time.

          (b)  The Rights Offering will be conducted as follows:

          (i) On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer shares of Series B Preferred for subscription by holders of Rights as set forth in this Agreement.

          (ii) As soon as practicable following the entry of an order by the Bankruptcy Court approving the Disclosure Statement, the Company shall issue to each Eligible Holder, Rights to purchase up to its pro rata portion of up to 3,000,000 shares of Series B Preferred in the aggregate and distribute simultaneously the ballot form(s) in connection with the solicitation of acceptances of the Chapter 11 Plan (the date of such distribution, the "Rights Distribution Date"). The Company will be responsible for effecting the distribution of certificates representing the Rights and any related materials to each Eligible Holder.

          (iii) The Rights may be exercised during a period (the "Rights Exercise Period") commencing on the Rights Distribution Date and ending at the Expiration Time. The Rights shall not be transferable. "Expiration Time" means the date and time by which holders of claims or interests are entitled to vote on the Chapter 11 Plan (or if

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               such day is not a Business Day, the next Business Day), or such later date and time as the Company, subject to the prior written approval of Appaloosa, may specify in a notice provided to the Eligible Holders before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Chapter 11 Plan (the "Effective Date") to occur as promptly as reasonably practicable after the Expiration Time and the Confirmation Hearing. For the purpose of this Agreement, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and Appaloosa (the "Subscription Agent") electing to exercise all or a portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the Series B Per Share Price multiplied by the number of Series B Shares that the Eligible Holder elects to purchase by wire transfer of immediately available funds by a specified date reasonably in advance of the date on which the hearing to confirm the Plan is scheduled to commence (the "Confirmation Hearing") to an escrow account established for the Rights Offering.

          (iv) Unless otherwise required by Appaloosa, there will be no over-subscription rights provided in connection with the Rights Offering.

          (v) As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of shares of Series B Preferred to which such Eligible Holder is entitled based on such exercise.

          (vi) The Company hereby agrees and undertakes to give each Standby Purchaser by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of shares of Series B Preferred elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the aggregate purchase price therefor, the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a "Purchase Notice") or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the commitment set forth in Section 1.3(a)(ii) is terminated (a "Satisfaction Notice") as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the "Determination Date").

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          (vii)The Rights Offering will provide each Eligible Holder who validly exercised its Rights with the right to withdraw a previous exercise of Rights after the withdrawal deadline if there are changes to the Chapter 11 Plan after the withdrawal deadline that the Bankruptcy Court determines are materially adverse to the holders of the Rights and the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Court or an opportunity to change previously cast acceptances or rejections of the Plan.

          1.3  Commitment of Standby Purchasers.

          (a)  On the terms and subject to the conditions set forth in this
Agreement:

          (i) Purchaser agrees and, if any Standby Purchasers have been designated by Purchaser prior to the Closing Date, each Standby Purchaser agrees, severally and not jointly, to subscribe for and purchase, and the Company agrees to sell and issue, on the Closing Date for the Series B Per Share Price, for an aggregate purchase price of $200,000,000 (the "Direct Shares Purchase Price") each Standby Purchaser's proportionate share of 2,000,000 shares of Series B Preferred, in each case as is set forth opposite such Standby Purchaser's name on Schedule 1.3 hereto (the "Direct Subscription Shares");

          (ii) each Standby Purchaser agrees, severally and not jointly, to purchase, on the Closing Date, and the Company agrees to sell for the Series B Per Share Price that number of shares of Series B Preferred issuable pursuant to the aggregate number of Rights that were not properly exercised by the Eligible Holders thereof during the Rights Exercise Period, in proportion to the Standby Purchaser's share of the Direct Subscription Shares (such Shares in the aggregate, the "Unsubscribed Shares"), rounded among the Standby Purchasers as they may determine, in their sole discretion, to avoid fractional shares.

          (iii) As soon as practicable after the Expiration Time, and in any event reasonably in advance of the Closing Date, the Company will provide a Purchase Notice or a Satisfaction Notice to each Standby Purchaser as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date, on the terms and subject to the conditions in this Agreement, the Standby Purchasers will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Standby Purchasers to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

          1.4 Purchase Price. The Series A Purchase Price, the Series B Purchase Price and the Direct Shares Purchase Price will be payable on the Closing Date in cash by bank wire transfer of immediately available funds to an account of New

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Dana designated by the Company by written notice to Appaloosa delivered at least two business days prior to the Closing Date.

          1.5 Closing Timing. The closing of the purchase and sale of the Series A Preferred and the Series B Preferred (the "Closing") will take place at the offices of Jones Day, 222 E. 41(st) Street, New York, New York at 10:00 a.m. local time on the date on which all of the conditions (other than the conditions to be satisfied concurrently with the Closing) set forth in Article V have been satisfied or waived (or such other date, time and place to which the parties may agree in writing). The date on which the Closing occurs is the "Closing Date."

          1.6 Closing Deliveries. (a) At or prior to the Closing, Appaloosa, Purchaser and/or the Standby Purchasers, as applicable, will deliver to New
Dana:

     (i) the Series A Purchase Price, the Series B Purchase Price or the Direct Shares Purchase Price, as applicable, payable in accordance with Section 1.4;

     (ii) a counterpart to the Shareholders Agreement in the form attached hereto as Exhibit B (the "Shareholders Agreement"), duly executed by Appaloosa and Purchaser;(1)

     (iii) a counterpart to the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Series A Registration Rights Agreement"), duly executed by Purchaser;(2) and

     (iv) a counterpart to the Registration Rights Agreement in the form attached hereto as Exhibit D (the "Series B Registration Rights Agreement" and, together with the Series A Registration Rights Agreement, the "Registration Rights Agreements").

          (b) At or prior to the Closing, New Dana will deliver to Purchaser and each Standby Purchaser, as applicable:

          (i) Subject to clause (c) below, validly issued stock certificates evidencing the shares of Series A Preferred and/or Series B Preferred, as applicable; all such shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar Taxes or duties payable in connection with such delivery duly paid by the Company;

          (ii) a counterpart to the Shareholders Agreement duly executed by New Dana;

----------
(1) Note: Document to be modified appropriately if additional purchasers are added.

(2) Note: Document to be modified appropriately if additional purchasers are added.

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
          (iii) a counterpart to the Registration Rights Agreements duly executed by New Dana; and

          (iv) a copy of the New Dana charter containing the Certificate of Designations, certified by the Secretary of State of the state in which it is incorporated.

          (c) Certificates for shares of Series B Preferred purchased by Eligible Holders will be delivered as promptly as practicable after the Closing.

     II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser and each Standby Purchaser, except as disclosed (i) in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the U.S. Securities and Exchange Commission (the "SEC") by the Company and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature), or (ii) in the letter, dated the date hereof, from the Company to Purchaser specifically referencing this Agreement and delivered prior to the execution of this Agreement and initialed by the parties hereto (the "Company Disclosure Letter"), as follows:

          2.1 Existence; Authorization, Validity and Effect of Agreement. Each of the Company and its Significant Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the legal concept of good standing exists in such jurisdiction), (ii) has all requisite corporate or equivalent power and authority to own, operate or lease the properties that it purports to own, operate or lease and to conduct its business as currently conducted and (iii) is duly qualified or licensed as a foreign entity to do business, and is in good standing (to the extent the legal concept of good standing exists in such jurisdiction), in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (i) through (iii) to the extent that the failure to be so qualified or in good standing or to possess requisite power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the Effective Date, New Dana will be a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated. Subject to the entry of the Approval Order, Confirmation Order and the occurrence of the Effective Date, (a) the Company has and New Dana will have the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(h) and 3020(e) of the

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Federal Rules of Bankruptcy Procedure, respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Series B Preferred, (b) this Agreement and the consummation by the Company and New Dana of the transactions contemplated hereby have been (or, in the case of New Dana, will be on or prior to the Effective Date) duly authorized by all requisite corporate action and, (c) this Agreement has been duly and validly executed and delivered by the Company and constitutes, and the Shareholders Agreement and the Registration Rights Agreements (together with this Agreement, referred to collectively as the "Transaction Documents") contemplated hereby to be executed and delivered by New Dana (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company or New Dana, as applicable, enforceable against the Company or New Dana, as applicable, in accordance with their respective terms.

          2.2 Capitalization. Immediately following the Effective Date and upon issuance of the Shares, the Series A Preferred, Series B Preferred and New Common Stock will be the only issued and outstanding equity securities of New Dana, including management incentive equity issued in accordance with the Chapter 11 Plan. Except as provided in the Registration Rights Agreements, the Company is not, and New Dana will not be, under any third party contractual obligation to register any of its equity securities under the Securities Act of 1933, as amended (the "Securities Act").

          2.3 Validity of Shares, Etc. Each of the Shares when issued to Purchaser in accordance with the Chapter 11 Plan and this Agreement will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights of third parties, except for the preemptive rights included in Exhibit A. At the Closing, Purchaser will acquire good and valid title to the Shares, free and clear of any and all liens, Claims, security interests, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests, except as may be created by Purchaser, the Transaction Documents, Exhibit A or by applicable Securities Laws. All issued and outstanding shares of capital stock, if any, of each Significant Subsidiary of the Company have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights of third parties.

          2.4 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or New Dana, as applicable, do not, and the consummation by the Company and New Dana of the transactions contemplated hereby and thereby, including the distribution of the Rights, the sale, issuance and delivery of the Series B Preferred upon exercise of the Rights, and the consummation of the Rights Offering by the Company will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or New Dana, as applicable (as they may be amended or adopted pursuant to the Chapter 11 Plan, as applicable), (ii) subject to the entry of the Confirmation Order and the occurrence of the Effective Date, conflict with or violate any domestic or foreign statute, rule, regulation or other legal requirement ("Law") or order, judgment, injunction or decree ("Order") applicable to the Company or any of its Subsidiaries or New Dana or by which any property or asset of the Company or any of its Subsidiaries is (or New

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Dana will be) bound or affected or (iii) subject to the entry of the
Confirmation Order and the occurrence of the Effective Date and the implementation of the transactions contemplated by the Chapter 11 Plan and the application of bankruptcy Law, conflict with or violate or result in a breach or default under any contract, agreement or instrument binding upon the Company or any of its Subsidiaries or New Dana, or result, except to the extent specified in the Chapter 11 Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is (or New Dana will be) a party or by which the Company or any of its Subsidiaries is (or New Dana will be) bound or to which any of the property or assets of the Company or any of its Subsidiaries is (or New Dana will be) subject, except, in the case of clauses (i) (as to Subsidiaries only), (ii) and (iii), for any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement and the other Transaction Documents by the Company or New Dana, as applicable, does not, and the performance of this Agreement and the other Transaction Documents and the consummation by the Company and New Dana of the transactions contemplated hereby and thereby, including the distribution of the Rights, the sale, issuance and delivery of Series B Preferred upon exercise of the Rights, the consummation of the Rights Offering by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including without limitation any quasi-governmental, supranational, statutory, environmental entity and any stock exchange, court or arbitral body (each a "Governmental Entity"), except (i) for
(A) the applicable notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and the rules and regulations thereunder (the "HSR Act"), and any other comparable laws or regulations in any foreign jurisdiction relating to the sale or issuance of the Shares, (B) filings contemplated by the Registration Rights Agreements, (C) the entry of the Approval Order and the Confirmation Order and any other Bankruptcy Court Orders that may be required in connection with the Chapter 11 Plan and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not, individually or in the aggregate, have a Company Material Adverse Effect.

          2.5 No Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute or accrued, contingent or otherwise, and whether due or to become due and whether the amount thereof is readily ascertainable or not) that are material to the business or operations of the Company and its Subsidiaries, taken as a whole, other than: (a) liabilities or obligations disclosed in the financial statements of the Company included in the Company Reports filed with the SEC prior to the date hereof; (b) liabilities or obligations under contracts to which the Company or any of its Subsidiaries is a party; (c) liabilities of a nature not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto; (d) liabilities or obligations incurred in the ordinary course of business consistent with past practices

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since December 31, 2006, or (e) liabilities or obligations expressly included within the scope of another representation or warranty in this Article II or as expressly excluded from any representation or warranty in this Article II as a result of the scope of any materiality or similar qualification applicable to such representation or warranty.

          2.6 No Violation or Default; Compliance with Laws. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Neither the Company nor any of its Subsidiaries is, except as a result of the Chapter 11 Case, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been, in violation of any Law, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          2.7 Litigation. There are no legal, governmental or regulatory actions, suits, proceedings or, to the Knowledge of the Company, investigations pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Company Material Adverse Effect, and no such actions, suits or proceedings or investigations are pending or, to the Knowledge of the Company, threatened or contemplated, by any governmental or regulatory authority or by others.

          2.8 Labor Relations. (a) The Company is not a party to, and has no obligations under, any collective bargaining agreement or other agreement, unexpired, or expired in circumstances where the Company has a continuing statutory obligation to maintain the existing terms and conditions of employment as specified in the expired contract, with any labor organization governing wages, hours or other terms and conditions of employment of any current employees of the Company at any facility currently operated by the Company in the United States and Canada, that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (b) there are no current organizational activities, demands for recognition or petitions for representation by a labor organization seeking to represent employees of the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (c) no grievance, arbitration, litigation, complaint or charge, or, to the Knowledge of the Company, investigations relating to labor or employment matters is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, except as would not reasonably be

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expected to have, individually or in the aggregate, a Company Material Adverse
Effect; (d) the Company and each of its Subsidiaries has complied and is in compliance in all respects with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and is not engaged in any unfair labor practice as defined by the National Labor Relations Board (or any foreign equivalent), in each case except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (e) the Company has complied and is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") (and any similar state or local law) to the extent applicable, and all material other employee notification and bargaining obligations arising under any collective bargaining agreement or statute, in each case except to the extent the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          2.9 Title to Intellectual Property. The Company and its Subsidiaries own all right, title and interest in and to, or possess valid and enforceable rights to use, all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, software and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (collectively, "Intellectual Property") used in the conduct of their respective businesses, the failure to own or possess which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are (i) to the Knowledge of the Company, valid and (ii) in full force and effect, (iii) have not lapsed, expired or been abandoned, and (iv) are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry other than in the ordinary course of business and, in each case in clauses (i) through (iv), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the transaction contemplated hereby and by the Chapter 11 Plan will not result in the loss or impairment of any rights to use such Intellectual Property or obligate Purchaser to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by the Company and its Subsidiaries absent the consummation of the Investments, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its and their material trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such material trade secrets have been misappropriated, except to the extent that such misappropriation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not in default (and no event has occurred so that, with the giving of notice or lapse of time or both, they will be in default) under any contract relating to such Intellectual Property except as would not reasonably be expected to have, individually or in the

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aggregate, a Company Material Adverse Effect. To the Knowledge of the Company,
no Intellectual Property rights of the Company or its Subsidiaries are being infringed by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not and will not conflict in any respect with any intellectual property rights of others, and the Company and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others, in each case, which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          2.10 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable fee simple, leasehold or subleasehold title to all real property owned, leased or subleased by the Company and its Subsidiaries, and for all real property currently used, and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 2.9) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind ("Liens"), except for such Liens or failure to have title as, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All of the leases and subleases for real property to which the Company or its Subsidiaries are a party are in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms, and, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above or under any documents affecting any fee owned property, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of any owned, leased or subleased property by under any such lease or sublease or under any documents affecting any fee owned property, or for the continued operations of the Company's business as currently operated in any material respect on any owned, leased or subleased property, except for any such matter as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          2.11 No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company Reports and that are not so described, except for the transactions pursuant to this Agreement and pursuant to Company Plans.

          2.12 Licenses and Permits. The Company and its Subsidiaries have and are in compliance with all licenses, certificates, permits, approvals, franchises or other authorizations required to be obtained from a Governmental Authority necessary for the ownership or lease of their respective properties or for the conduct of their respective businesses as now conducted, which if violated or not obtained would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. Neither the Company nor any Subsidiary has finally been denied any application for any such license, permit, franchise or other governmental authorization.

          2.13 Compliance with Environmental Laws. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied and are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders, including all civil and common law, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, "Environmental Laws"); (b) during the three years prior to the date of this Agreement, to the Knowledge of the Company, the Company and its Subsidiaries have not received notice from any governmental authority or other Person of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws that would in any such case reasonably be expected to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole; (c) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law; (d) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required or reasonably expected to incur material capital expenditures during the current and the subsequent five fiscal years to reach or maintain compliance with existing or reasonably anticipated Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (e) the disclosure in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as reproduced in
Section 2.13 of the Company Disclosure Letter, was, to the Knowledge of the Company, true and correct in all material respects based on the assumptions set forth therein and as of May 10, 2007. To the Knowledge of the Company, no changes in the facts underlying these asbestos-related disclosures (as opposed to the assumptions made) have occurred since May 10, 2007, that would, individually or in the aggregate, reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

          2.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes ("Tax Returns") that are required to be filed by, or with respect to, the Company and its Subsidiaries; (b) the Tax Returns accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby; (c) all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries have been timely paid in full or accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company Reports; (d) neither the Company nor any of its Subsidiaries has received any written notices from any Taxing authority relating to any issue that has not been adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company Reports; (e) all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable; (f) neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members); and
(g) the Company is not a party to any agreement other than certain Change In Control Agreements described in the Company Reports filed prior to the date hereof that would require the Company or any affiliate thereof to make any material payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

          2.15 Compliance With ERISA.

          (a) Correct and complete copies of the following documents, with respect to all U.S. domestic benefit and compensation plans, programs, contracts, commitments, practices, policies and arrangements, whether written or oral, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans, but excluding any employee benefit plans within the meaning of Section 3(3) of ERISA which Mahle GmbH or its subsidiaries or affiliates have agreed to assume (the "Company Plans"), have been delivered or made available to Appaloosa and Purchaser by the Company, to the extent applicable: (i) all material Company Plan documents, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all material trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the most recent annual report on Internal Revenue Service ("IRS") Form 5500 for the past year and all schedules thereto; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications; and (vi) the most recently prepared actuarial valuation report.

          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each Company Plan, other than any "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), is in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws; (ii) each Company Plan that is intended to be a qualified plan under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (iii) no liability under Subtitle C or D of Title IV of ERISA has been incurred during the previous three years by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA ("Single-Employer Plan") currently or previously maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company or any of its Subsidiaries, or the Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"); (iv) the Company and its Subsidiaries have not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) that has not been satisfied in full and no condition or circumstance has existed that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (v) no notice of a "reportable event," within the meaning of Section 4043 of ERISA has occurred after January 1, 2005 for any Company Plan or by any Single Employer Plan of a Company ERISA Affiliate; (vi) all contributions required to be made under the terms of any tax qualified Company Plan have been timely made or have been reflected in the financial statements of the Company included in the Company Reports filed prior to the date hereof; and (vii) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

          (c) (i) Neither any Company Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has applied for or obtained a funding waiver; and (ii) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no claim, lawsuit, arbitration or other action has been instituted against the Company Plans (other than routine claims for benefits, and appeals of such claims), the Company, any Subsidiary, any director, officer, or employee thereof, any of the assets of any trust of the Company Plans, or, to the Company's knowledge, any fiduciary of a Company Plan with respect to a Company Plan, and (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, for which no exemption is available, has occurred with respect to any Company Plan or its related trust.

          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i)(A) all material company benefit plans maintained primarily for the benefit of employees principally employed in jurisdictions listed in Schedule 2.15(e) (the "Non-U.S. Benefit Plans") have been maintained in all material respects in accordance with their terms and all applicable legal requirements, (B) if any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Benefit Plan meets all requirements to the extent necessary to obtain such treatment, and (C) the fair market value of the assets of each Non-U.S. Benefit Plan required to be funded, the liability of each insurer for any Non-U.S. Benefit Plan required to be funded, and the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations under each Non-U.S. Benefit Plan and
(ii) neither the Company nor any Company subsidiary is or has (x) a debt that is or has become due under Section 75 of the Pensions Act 1995; (y) been a party to an act or deliberate failure to act (or knowingly assisted) to prevent the recovery of any amount of debt due under Section 75 of the Pensions Act of 1995; or (z) is or has been an associate of or connected with (as set out in Sections 38 and 51 of the Pensions Act 2004) any person who is an employer in relation to any occupational pension scheme other than the company's pension schemes disclosed on Schedule 2.15(e).

          2.16 SEC Filings; Financial Statements. The Company has timely filed, all Company Reports required to be filed by it with the SEC since January 1, 2006. All Company Reports, as of their respective dates (a) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to (a) any statement or omission in (i) any Company Report filed prior to the date of this Agreement that was superseded by a subsequent Company Report filed prior to the date of this Agreement or (ii) any Company Report filed after the date of this Agreement that is superseded by a subsequent Company Report filed prior to the Closing Date or (b) any projections, forecasts, estimates and forward-looking information included in the Company Reports. The consolidated financial statements of the Company included in any Company Reports were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries, as of the dates thereof (subject, in the case of any unaudited statements, to the absence of footnotes and to normal year-end audit adjustments). No Subsidiary of the Company is currently required to file any periodic reports with the SEC under the Exchange Act.

          Each Company Report containing financial statements that has been filed with the SEC by the Company was accompanied by the certifications required to be filed or furnished by the Company's principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate in all material respects.

          2.17 Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any termination or threatened termination of any of such policies and such policies are in full force and effect.

          2.18 No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company or Purchaser to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the consummation of the Investments, or otherwise in connection with the Rights Offering, except that the Company has retained Miller, Buckfire & Co., LLC as its financial advisor. The Company, New Dana or one of their Subsidiaries will pay all amounts owed pursuant to the foregoing arrangements.

          2.19 State Takeover Statutes. The Company Board has approved this Agreement and the transactions described herein and such approval is sufficient to render inapplicable to this Agreement and such transactions the restrictions of Article 14 of the Virginia Stock Corporation Act (the "VSCL"), and, accordingly such Article 14 does not apply to any such transactions. The Company has opted out of Article 14.1 of the VSCL in Section 10.1 of its bylaws. There is no other provision of the VSCL or the Company's bylaws or charter under which special voting or waiting period requirements would become applicable to this Agreement and the transactions described herein, or under which Appaloosa, Purchaser or any Standby Purchaser or any Eligible Holder would not have rights possessed by other stockholders of the Company.

          2.20 Rights Plan Amendment. The Company has taken all action, if any, necessary or appropriate so that the execution of this Agreement and the consummation of the purchase of shares of Series A Preferred and Series B Preferred pursuant to this Agreement, and the acquisition of New Common Stock upon conversion of such shares, do not and will not result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement or enable or require any Rights to separate from the Shares to which they are attached or to be triggered or to become exercisable.

          2.21 No Additional Representations. Except as and to the extent expressly set forth in this Agreement (together with the schedules hereto and the agreements and certificates contemplated hereby), the Company makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement made or information communicated (orally or in writing) to Appaloosa or Purchaser (including, but not limited to, the information memorandum furnished to Appaloosa or Purchaser in connection with their consideration of an investment in the Company and any opinion, information or advice which may have been provided to Appaloosa or Purchaser or any of their respective Affiliates, by any officer, stockholder, director, employee, engineering or accounting firm, legal counsel or any other agent, consultant or representative of such party, as applicable).

III. REPRESENTATIONS AND WARRANTIES OF APPALOOSA AND PURCHASER

     Appaloosa and Purchaser represent and warrant to the Company, except as disclosed in the letter dated the date hereof from Appaloosa to the Company specifically referencing this Agreement and initialed by the parties hereto, as follows:

          3.1 Existence; Authorization, Validity and Effect of Agreement. Appaloosa is a limited partnership and Purchaser is a ________ duly [formed], validly existing and in good standing under the laws of the State of Delaware. Purchaser is a Subsidiary of Appaloosa. Appaloosa and Purchaser have all requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and thereby to be executed by it. This Agreement and the consummation by Appaloosa and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite action. This Agreement constitutes, and all Transaction Documents contemplated hereby to be executed and delivered by Appaloosa or Purchaser (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Appaloosa or Purchaser, as the case may be, enforceable against each of them in accordance with their respective terms.

          3.2 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the other Transaction Documents by Appaloosa and Purchaser do not, and the consummation by Appaloosa and Purchaser of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of Appaloosa or Purchaser,
(ii) conflict with or violate any Law or Order applicable to Appaloosa or Purchaser or by which any property or asset of Appaloosa or Purchaser is bound or affected or (iii) conflict with or violate or result in a breach or default under any contract, agreement or instrument binding upon Appaloosa or Purchaser, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

          (b) The execution and delivery of this Agreement and the other Transaction Documents by Appaloosa and Purchaser does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) for (A) applicable requirements, if any, of the Exchange Act, and (B) the applicable notification requirements of the HSR Act, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          3.3 No Undisclosed Agreements. Appaloosa and Purchaser have disclosed to the Company the terms of all agreements, arrangements and understandings, whether oral or written, between Appaloosa and any of its Affiliates or their respective officers, directors or employees, on the one hand, and any other Person that involve or relate to the Company, any of its Subsidiaries, the Unions, or the Company's creditors or their respective officers, directors, employees or representatives, on the other hand. Appaloosa and Purchaser have provided to the Company true and correct copies of all such agreements, arrangements and understandings that are in written form.

          3.4 No Brokers. Appaloosa and Purchaser have not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, New Dana or any of their Subsidiaries to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, any such amounts to be the sole liability of Appaloosa or Purchaser.

          3.5 Sufficient Funds. Appaloosa and Purchaser will have sufficient funds available to pay the Series A Purchase Price and the Series B Purchase Price in cash at the Closing.

          3.6 Investment Intent. Other than the Series B Preferred that will be purchased by Standby Purchasers pursuant to Article I, Appaloosa and Purchaser are purchasing the shares of Series A Preferred and Series B Preferred to be purchased by them for their own account and for investment purposes, and neither of them intends to redistribute the Shares (except in a transaction or transactions exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws). Appaloosa and Purchaser acknowledge that the Shares have not been and will not, when issued, be registered under the Securities Act, or any state blue sky or Securities Laws and that the transfer of the Shares may be subject to compliance with such Laws unless an exemption is available pursuant to section 1145 of the Bankruptcy Code (in addition to the restrictions set forth in the Shareholders Agreement).

          3.7 Investor Sophistication. Appaloosa and Purchaser are sophisticated investors and each has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of an investment in the Shares. Appaloosa was not organized for the specific purpose of acquiring the Shares. Appaloosa and Purchaser are not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          3.8 Ownership of Company Securities/ Related Businesses. As of the date of this Agreement, none of Appaloosa, Purchaser or any of their Subsidiaries, Affiliates or affiliated funds (a) beneficially own any Claims, indebtedness or equity securities of the Company or any direct or indirect options, warrants or other rights to acquire, or any security convertible into or exchangeable for, any indebtedness or equity securities of the Company, or
(b) have an equity interest greater than 10% in any Person that owns, Controls or operates a business engaged in any of the following: (i) the supply of components for automobiles or trucks, including but not limited to drivetrain products (including front and rear axles, transfer cases and gearboxes, differential and torque couplings, driveshafts, propshafts and drivetrain systems), chassis products (including front and rear suspension systems and modules, chassis systems, steering components and suspension components), structural products (including cradles, frames, sub-frames and side-rails), or engine components (including sealing systems and thermal management products);
(ii) the supply of components for off-highway vehicles (including single-reduction drive and non-drive axles, steering and rigid planetary axles, transaxles, driveshafts, transfer cases and gearboxes, powershaft transmissions, torque converters, brakes, and electronic controls); or (iii) replacement components for sale in the independent aftermarket or for original equipment service (including replacement parts of any of the components listed above, transmissions, universal joints, brakes and gaskets).

     3.9 No Additional Representations. Appaloosa and Purchaser acknowledge that they and their representatives have received or been afforded the opportunity to review prior to the date hereof all written materials that the Company was requested to deliver or make available, as the case may be, to Appaloosa pursuant to this Agreement on or prior to the date hereof. Appaloosa and Purchaser acknowledge that they and their representatives have been permitted access to the books and records, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and its Subsidiaries that they and their representatives have desired or requested to see or review. Neither Appaloosa nor Purchaser has Knowledge of any facts or circumstances that could reasonably be expected to constitute a breach of the representations and warranties of the Company in Article II of this Agreement.

                                  IV. COVENANTS

          4.1 Approval Motion; Approval Order. The Company shall use its reasonable best efforts to cause the Bankruptcy Court to enter a final order of the Bankruptcy Court (the "Approval Order") approving and authorizing the Company to enter into this Agreement and authorizing the various fees contained herein and approving and authorizing the Support Agreement and that, subject to
Section 4.9, to issue such Approval Order and to cause such Approval Order to contain a process specified therein that is reasonably acceptable to the Creditors' Committee, the Company and Appaloosa, whereby Persons who have submitted a bona fide proposal for an Alternative Investment, Alternative Majority Investment, Alternative Transaction or Alternative Stand-Alone Plan (each, an "Alternative Proposal") would be granted access to Company information after signing a confidentiality agreement having terms no less favorable to the Company or more favorable to the recipient thereunder than the respective terms of the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), would be required to submit a definitive Alternative Proposal to the Company on or before the deadlines specified in the Approval Order. Nothing in this Section
4.1 or the Approval Order will be deemed to limit Section 4.10 or the Company's right to terminate this Agreement pursuant to any of Sections 6.2(f), (g), (h) or (i) or the exercise of its fiduciary duties with respect to the Plan Support Agreement.

          4.2 Plan and Disclosure Statement. Subject to Section 4.9, the Company shall authorize, execute, file with the Bankruptcy Court and seek confirmation of, a Chapter 11 Plan (and a related disclosure statement (the "Disclosure Statement")) the terms of which are consistent with this Agreement, the Support Agreement, the Form of Plan and with such other terms that, to the extent they have a material impact on Purchaser's proposed investment in the Company, are reasonably satisfactory to Appaloosa and Purchaser. The Company shall (a) provide to Appaloosa and Purchaser and their counsel a copy of the Chapter 11 Plan and Disclosure Statement, and any amendments thereto, and a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court, and (b) duly consider in good faith any comments consistent with this Agreement, the Support Agreement and the Form of Plan, and any other reasonable comments of Appaloosa and Purchaser and their counsel. In addition, the Company shall (y) provide to Appaloosa and Purchaser and their counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court and (z) duly consider in good faith any comments consistent with this Agreement, the Support Agreement and the Form of Plan, and any other reasonable comments of Appaloosa and Purchaser and their counsel.

          4.3 Rights Agreement. Subject to compliance by Purchaser and Appaloosa with Section 2.1 and 2.2 of the Shareholders Agreement, the Company shall take all action to ensure that the offering of Rights pursuant to the Rights Offering, the purchase of shares of Series A Preferred and Series B Preferred pursuant to this Agreement, and the acquisition of New Common Stock upon conversion of such shares, will not result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement or enable or require any Rights to separate from the Shares to which they are attached or to be triggered or to become exercisable.

          4.4 Employment Agreements. The Company and Appaloosa will use reasonable best efforts to ensure that the individuals negotiating the employment agreements for the persons listed on Schedule 4.4, as contemplated by the Chapter 11 Plan, will consult with Appaloosa during that negotiation and that such employment agreements shall be in form and substance reasonably acceptable to Appaloosa, all subject to approval by the Board of Directors of New Dana on the Effective Date. Without limiting the foregoing, the employment agreements entered into by the Company with the Executive Chairman, the Chief Executive Officer and the Chief Financial Officer shall provide that (i) upon any termination of employment, the Executive Chairman, the Chief Executive Officer and/or the Chief Financial Officer shall resign as a director to the extent applicable (and such employment agreements shall require delivery at the time such agreements are entered into of an executed irrevocable resignation that becomes effective upon such termination) and (ii) the right to receive any payments or other benefits upon termination of employment shall be conditioned upon such resignation. Such agreements shall further provide that if, for any reason, the Executive Chairman, the Chief Executive Officer or the Chief Financial Officer does not resign or the irrevocable resignation is determined to be ineffective, then the holders of the Series A Preferred may remove the Executive Chairman, the Chief Executive Officer or the Chief Financial Officer as a director, subject to applicable law.

          4.5 Conduct of Business by Company Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement to the Closing Date, (i) except as expressly required or permitted by this Agreement, the Support Agreement or the Chapter 11 Plan, as required by Law or order of the Bankruptcy Court or as set forth in Section 4.5 of the Company Disclosure Letter or otherwise with the prior written consent of Purchaser (which will not be unreasonably withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in the usual and ordinary course of business consistent in all material respects with past practices, and the Company shall use its commercially reasonable efforts to (a) preserve substantially intact its current business organization and (b) preserve in all material respects its present relationships with suppliers, lessors, employees, customers, and other Persons with which it has significant business relations, and (ii) it will promptly give written notice to Appaloosa with particularity upon having Knowledge of any matter that may constitute a breach of any of the Company's representations, warranties, agreements or covenants contained in this Agreement that would reasonably be expected to result in a failure of a condition in Section 5.3(b) or 5.3(c). Without limiting the generality of the foregoing, the Company shall not, and it shall cause its Subsidiaries not to, between the date of this Agreement and the Closing Date, except as expressly required or permitted by this Agreement, the Support Agreement or the Chapter 11 Plan, as required by Law or order of the Bankruptcy Court or as set forth in
Section 4.5 of the Company Disclosure Letter, directly or indirectly, do, or irrevocably commit to do, any of the following without the prior written consent of Appaloosa or Purchaser, which will not be unreasonably withheld or delayed:

          (a) amend or otherwise change the Company's charter or bylaws or, unless the Company Board determines in good faith, after consultation with its outside counsel, that its fiduciary duties require it, amend or grant any waiver under the Rights Agreement;

          (b) except for intercompany transactions, issue, deliver, grant, sell or dispose of any of the Company's or its Subsidiaries capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

          (c) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary to its parent);

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities;

          (e) acquire any shares or equity interests in any corporation, partnership, Person or other business organization or division thereof, or a substantial portion of the assets thereof, except (i) immaterial acquisitions in the ordinary course of business consistent with past practice and (ii) other acquisitions involving not in excess of $50 million in any transaction;

          (f) (i) incur, create or assume any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the ordinary course of business consistent with past practices under the Company's or any Subsidiary's existing or any amended or replacement credit facilities or
(ii) other than in the ordinary course of business consistent with past practices or for guarantees of Subsidiary obligations to the extent permitted under the Company's applicable credit agreements, issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or indebtedness for borrowed money of any Person, or make any loans or advances or, except in connection with an acquisition permitted under clause (e) above, make any capital contributions to, or investments in, any other Person;

          (g) except as may be required as a result of a change in law or in GAAP or audit practices, make any material change to any of the financial accounting methods, practices or principles used by it;

          (h) adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Significant Subsidiaries (other than as provided for under the Chapter 11 Plan or as otherwise expressly permitted under this Agreement);

          (i) sell, lease, license, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except (i) in the ordinary course of business consistent with past practice and (ii) other transactions involving not in excess of $50 million in any 12-month period;

          (j) settle or dismiss any Litigation threatened against, relating to or involving the Company and any Subsidiary in connection with any business, asset or property of the Company and any Subsidiary, other than in the ordinary course of business consistent with past practices but not, in any individual case, in excess of $50 million or in a manner that would prohibit or materially restrict the Company from operating as it has historically (including as of the date of this Agreement);

          (k) (A) make any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period,
(E) enter into any closing agreement relating to any material Tax, or (F) surrender any right to claim a material Tax refund other than in the ordinary course of business consistent with past practices; or

          (l) enter into any new, or amend or supplement any existing, collective bargaining agreement, which is inconsistent with the Chapter 11 Plan, this Agreement or the Support Agreement.

          4.6 Access. From the date hereof to the Closing Date, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of Appaloosa and Purchaser reasonable access at reasonable times during normal business hours to the officers, key employees, accountants and other representatives of the Company and its Subsidiaries and the books and records of the Company and its Subsidiaries and (ii) furnish to Appaloosa and Purchaser and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request. All information provided pursuant to this
Section 4.6 will be subject to the Confidentiality Agreement.

          4.7 Publicity. The initial press release relating to this Agreement will be in the form of a joint press release previously agreed between Appaloosa and Purchaser and the Company. Thereafter, the Company (or New Dana, as applicable), Appaloosa and Purchaser will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          4.8 HSR Act; Other Regulatory Filings. The Company and Appaloosa will or will cause the Person within which the Company and Purchaser are included, pursuant to the HSR Act and rules and regulations promulgated thereunder, to (i) promptly, but in no event later than twenty business days after the date of the Approval Order, file any and all Notification and Report Forms required under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the

Department of Justice (the "Antitrust Division") and use their respective reasonable efforts to respond as promptly as practicable to all reasonable inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act,
(iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documentary material that may reasonably be requested pursuant to any Antitrust Law or by such Governmental Entity, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Investments, including using reasonable best efforts to (A) take such further action as may be necessary to resolve such objections, if any, as the FTC, Antitrust Division, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Antitrust Law with respect to the Investments, and (B) avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Investments so as to enable the Closing to occur no later than May 1, 2008; provided that, neither the Company nor any of its Subsidiaries will, nor will Appaloosa or any of its Subsidiaries or Affiliates, be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries or Appaloosa or any of its Subsidiaries or Affiliates (any of the foregoing, a "Restrictive Action"), as the case may be, unless such requirement, condition, understanding, agreement or order is binding on the Company or Appaloosa, its Subsidiaries or Affiliates, respectively, only in the event that the Closing occurs; provided, further, that in no event will Appaloosa be required to take any Restrictive Action with respect to any portfolio companies (whether Controlled by Appaloosa or otherwise) of Appaloosa or any of its affiliated funds (other than the Company).

          4.9 Reasonable Efforts to Close. The parties agree to use their reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation using reasonable efforts to cause the conditions to Closing to be satisfied as promptly as practicable. Each of Purchaser and the Company agrees that it will consult with the other with respect to the obtaining of all approvals of any and all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other reasonably apprised of the status of any material matters relating to completion of the transactions contemplated herein. Appaloosa will cause Purchaser to perform its obligations in this Agreement.

          4.10 Notification of Alternative Investment. Nothing in this Agreement will be deemed to preclude the Company from furnishing information with respect to the Company and its Subsidiaries to any Person making an Alternative Proposal or participating in discussions or negotiations with the Person making an Alternative Proposal; provided, that the Company will not disclose any material non-public information to such Person without entering into an Acceptable Confidentiality Agreement. If the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of an Alternative Investment proposal are superior to the terms of this Agreement and the Investments, taking into account all legal, financial, regulatory and other aspects of such Alternative Investment, the likely time to consummation of the Alternative Investment and the termination rights of the Unions set forth in the Union Settlement Agreement, then the Company must promptly, but in no event more than one business day, after such Company Board determination provide written notice to Appaloosa (the "Notice of Alternative Investment") advising it that it has received a proposal for an Alternative Investment, specifying the material terms and conditions of such proposal and indicating that the Company Board intends to consider whether to terminate this Agreement pursuant to Section 6.2(f). Appaloosa will have five business days from its receipt of the Notice of Alternative Investment (the "Match Period") to make an offer to amend the terms of this Agreement and the Investments in response thereto.

          4.11 Takeover Statutes and Charter. The Company and the Company Board have taken, or with respect to New Dana, will prior to Closing take, all action necessary (a) to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby or by the Chapter 11 Plan, the Support Agreement or the Form of Plan, (b) if any state takeover statute is or may become applicable to the transactions contemplated by this Agreement, the Chapter 11 Plan, the Support Agreement or the Form of Plan, to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Chapter 11 Plan, the Support Agreement or the Form of Plan and otherwise to act to eliminate or minimize the effects of such statute or regulation on such transactions and
(iii) to ensure that this Agreement or any transaction contemplated hereby or by the Chapter 11 Plan, the Support Agreement or the Form of Plan are approved for purposes of Article 14 of the VSCA.

                            V. CONDITIONS TO CLOSING

          5.1 Conditions to Each Party's Obligations. The respective obligations of Appaloosa and Purchaser, on the one hand, and Dana and New Dana, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by all parties to the extent permitted by Law) at or prior to the Closing Date of the following conditions:

          (a) All conditions precedent to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived pursuant to the provisions therein.

          (b) The waiting period (and any extension thereof) if any, applicable to the issuance and sale of the Shares under all applicable Antitrust Laws shall have been terminated or expired.

          (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

          (d) The Bankruptcy Court shall have issued the Approval Order.

          (e) The Union Settlement Agreement shall not have been terminated and shall have been approved by the Bankruptcy Court.

          5.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing of the following conditions:

          (a) That all closing deliveries set forth in Section 1.5(a) hereof shall have been delivered to New Dana.

          (b)  All representations and warranties of Appaloosa and Purchaser in
Article III must be true and correct in all respects on the Closing Date, except as would not have or reasonably be expected to have a Purchaser Material Adverse Effect.

          (c) All covenants in Article IV required to be performed by Appaloosa or Purchaser herein must have been complied with in all material respects.

          (d) A confirmation order (the "Confirmation Order") approving the Chapter 11 Plan in a form reasonably acceptable to the Company consistent with the Form of Plan in all respects shall have been entered by the Bankruptcy Court.

          (e) The Chapter 11 Plan, including the plan documents attached thereto, shall be in a form reasonably acceptable to the Company consistent with the Form of Plan and shall have been implemented in all material respects in a manner acceptable to the Company.

          (f) The Company or New Dana, as the case may be, must have received from Appaloosa a certificate of an executive officer of Appaloosa (without personal liability) certifying to the satisfaction of the conditions set forth in Sections 5.2(b) and 5.2(c) above.

          5.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing of the following conditions:

          (a) All closing deliveries set forth in Section 1.6(b) hereof must have been delivered to Purchaser.

          (b)  All representations and warranties of the Company and New Dana in
Article II must be true and correct in all respects on the Closing Date, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

          (c) All covenants in Article IV required to be performed by the Company or New Dana, as the case may be, must have been complied with in all material respects.

          (d) No Company Material Adverse Effect shall have occurred between the date hereof and the Closing.

          (e) The Confirmation Order approving the Chapter 11 Plan in a form reasonably acceptable to Appaloosa consistent with the Form of Plan in all respects shall have been entered by the Bankruptcy Court on or before February 28, 2008.

          (f) The Company shall have obtained exit financing with parties and on market terms that are reasonably acceptable to Appaloosa and shall have consulted with Appaloosa regarding such parties and terms.

          (g) The Chapter 11 Plan and the related disclosure statement shall have been filed with the Bankruptcy Court no later than ________, 2007.

          (h) The Chapter 11 Plan, including the plan documents attached thereto, shall be in a form acceptable to Appaloosa and shall have been implemented in all material respects in a manner acceptable to Appaloosa consistent with this Agreement and the Form of Plan.

          (i) Appaloosa must have received from the Company or New Dana, as the case may be, a certificate of an executive officer of the Company or New Dana, as the case may be, (without personal liability) certifying to such executive's Knowledge the satisfaction of the conditions set forth in Sections 5.3(b), (c) and (d) above.

          (j) New Dana's charter or amendments to the Company's charter, as applicable, shall have been filed with the Secretary of State of the state in which it is incorporated, which charter or amendments, and the bylaws of New Dana in effect as of the Closing Date, shall be in form and substance reasonably acceptable to Purchaser and Appaloosa and consistent with this Agreement and the Exhibits hereto, necessary to implement the transactions contemplated by this Agreement, the Chapter 11 Plan, the Support Agreement and the Form of Plan; provided, however, that the terms of the Series A Preferred and Series B Preferred included in the New Dana charter shall in any event be in the form of Exhibit A, and Appaloosa shall have received from the

Company or New Dana, as the case may be, a certificate of the Secretary of the Company or New Dana, as the case may be, certifying as to such charter and bylaws.

          (k) Effective upon the Closing, the New Dana Board shall consist of nine directors, (i) three of whom shall be designated by Appaloosa, (ii) three of whom shall be designated by representatives of the unsecured creditor's committee (the "Creditors' Committee") appointed in the Chapter 11 Case, each of whom shall be an Independent Director, (iii) one of whom shall be the Chief Executive Officer of the Company, (iv) one of whom shall be the Executive Chairman (as defined in the Shareholders Agreement) and (v) one of whom shall be selected by the Standby Purchasers other than Appaloosa, and reasonably acceptable to Appaloosa. At least two-thirds of the members of the New Dana Board shall be Independent Directors.

          (l) The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

          (m) Each of the Standby Purchasers shall have received a Purchase Notice from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased or a Satisfaction Notice.

          (n) There shall not have occurred any material strike or labor stoppage or slowdown at the Company or General Motors, Chrysler, Ford Motor Company or any of their respective Subsidiaries.

          5.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Investments or terminating this Agreement and abandoning the Investments, on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Investments and the other transactions contemplated hereby.

                           VI. TERMINATION AND WAIVER

          6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Appaloosa and the Company.

          6.2  Other Termination Rights. This Agreement may also be terminated:

          (a) by either Appaloosa or the Company, if the Effective Date has not occurred on or before May 1, 2008; provided, however, that no party may terminate this Agreement pursuant to this Section 6.2(a) if such party has failed in any material respect to fulfill any of its obligations under this Agreement;

          (b) by either Appaloosa or the Company, if any Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the purchase of Shares by Purchaser or any of the other transactions contemplated by this Agreement and such order, decree or ruling or other action has become final and nonappealable;

          (c) by either Appaloosa or the Company, if the Chapter 11 Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a Chapter 11 trustee is appointed;

          (d) by Appaloosa, if there has been a default or breach by the Company of its representations and warranties, covenants or agreements set forth in this Agreement, or in connection with the transactions contemplated hereby, which default or breach is incapable of being cured or, if capable of being cured has not been cured within 60 days following receipt by the Company from Appaloosa of written notice of such default or breach (specifying in reasonable detail the claimed default or breach and demand of its cure or satisfaction) and which default or breach would result in a failure of the condition set forth in
Section 5.3(f) or (g), as applicable or if, pursuant to an order of the Bankruptcy Court, the Debtor no longer has the exclusive right to file a plan of reorganization; provided, however, that Appaloosa will not have the right to terminate this Agreement pursuant to this Section 6.2(d) if it or Purchaser is in material breach of any representations, warranties, covenants or agreements hereunder;

          (e) by the Company, if there has been a default or breach by Appaloosa or Purchaser of its representations and warranties, covenants or agreements set forth in this Agreement, or in connection with the transactions contemplated hereby, which default or breach is incapable of being cured or, if capable of being cured has not been cured within 60 days following receipt by Appaloosa from the Company of written notice of such default or breach (specifying in reasonable detail the claimed default or breach and demand of its cure or satisfaction) and which default or breach would result in a failure of the condition set forth in Section 5.2(d) or (e), as applicable; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 6.2(e) if it is in material breach of any representations, warranties, covenants or agreements hereunder;

          (f) by the Company, in the event that the Company Board approves an Alternative Investment (whether pursuant to a binding letter of intent or definitive agreements) after determining in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of such Alternative Investment are superior to the terms of this Agreement and the Investments, taking into account all legal, financial, regulatory and other aspects of such Alternative Investment, the likely time to consummation of the Alternative Investment, the termination rights of the Unions set forth in the Union Settlement Agreement and any amendments to this Agreement and the Investments proposed by Appaloosa during the Match Period; provided, however, that in order for the termination of this Agreement pursuant to this
Section 6.2(f) to be effected, the Company shall first have complied in all material respects with the provisions of Section 4.10;

          (g) by the Company, in the event that the Company Board approves an Alternative Majority Investment (whether pursuant to a binding letter of intent or definitive agreements) after determining in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of such Alternative Majority Investment are more favorable to the bankruptcy estate of the Debtor than the Chapter 11 Plan and the Investments, taking into account all legal, financial, regulatory and other aspects of such Alternative Majority Investment, the likely time to consummation of the Alternative Majority Investment and the termination rights of the Unions set forth in the Union Settlement Agreement;

          (h) by the Company, in the event that the Company Board approves an Alternative Transaction (whether pursuant to a binding letter of intent or definitive agreements) after determining in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of such Alternative Transaction are more favorable to the bankruptcy estate of the Debtor than the Chapter 11 Plan and the Investments, taking into account all legal, financial, regulatory and other aspects of such Alternative Transaction, the likely time to consummation of the Alternative Transaction and the termination rights of the Unions set forth in the Union Settlement Agreement; and

          (i) by the Company, in the event that the Company Board approves an Alternative Stand-Alone Plan after determining in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of an Alternative Stand-Alone Plan are more favorable to the bankruptcy estate of the Debtor than the Chapter 11 Plan and the Investments, taking into account all legal, financial, regulatory and other aspects of such Alternative Stand-Alone Plan, the likely time to consummation of the Alternative Stand-Alone Plan and the termination rights of the Unions set forth in the Union Settlement Agreement.

          6.3 Effect of Termination. (a) Any termination of this Agreement by Appaloosa pursuant to this Article VI will be deemed to be a termination on behalf of itself and Purchaser.

          (b) A termination under Section 6.1 will be effective upon the date of the mutual agreement to terminate this Agreement pursuant thereto.

          (c) In order to terminate this Agreement pursuant to Section 6.2 hereof by Appaloosa or the Company, written notice thereof must promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and the effective date of such termination will be as follows (with respect to each applicable paragraph of Section 6.2, the "Termination Effective Date" thereof):

          (i) with respect to a termination under Section 6.2(a), (b), (c), (d) or (e), such termination will become effective upon notice of the exercise of such termination right, in accordance with Section 8.1;

          (ii) with respect to a termination under Section 6.2(f), (g) or (h), notwithstanding the prior delivery of a notice of the Company's exercise of such termination right, such termination will become effective only upon the earlier to occur of (A) the approval by the Bankruptcy Court of the Alternative Investment, the Alternative Majority Investment or the Alternative Transaction, respectively, (B) the 30th day after the applicable Company Board approval giving rise to such termination right, as described in Section 6.2(f), (g) or (h), and (C) the Company's written notice to Appaloosa that it wishes the termination to be effective at a specified earlier date, respectively; provided, however, that in the event the Bankruptcy Court enters an order denying the Company's motion to approve such Alternative Investment, Alternative Majority Investment or Alternative Transaction, as applicable, prior to such 30th day (or, if earlier, the date of such Company notice), the Company's termination notice relating thereto will automatically and without further action be deemed to have been withdrawn and such termination will not become effective for any purposes under this Agreement; and

          (iii)with respect to a termination under Section 6.2(i), notwithstanding the prior delivery of a notice of the Company's exercise of such termination right, such termination will become effective only upon the entry of an order by the Bankruptcy Court approving the disclosure statement relating to such Alternative Stand-Alone Plan or such earlier date on which the Company give written notice to Appaloosa that it wishes the termination to be effective at a specified earlier date.

          (d) Upon the effectiveness of the termination of this Agreement pursuant to Section 6.3(c), this Agreement will become void and have no effect, and there will be no liability hereunder on the part of Appaloosa, Purchaser or the Company or New Dana; provided, however, that Section 4.7 and Article VIII and all obligations to pay any fees pursuant to Article VII, if any, will survive any such effectiveness or termination as set forth therein; provided further, however, that nothing in this Section 6.3 will relieve Appaloosa or Purchaser of liability for any breach of this Agreement. The Confidentiality Agreement will, except as provided herein, remain in effect during the term of this Agreement and following its termination pursuant to its terms; provided, however, that such agreement will automatically terminate as of the Closing. Notwithstanding that a termination of this Agreement pursuant to Section 6.2(f),
(g), (h) or (i) is not yet effective, upon delivery by the Company of notice of termination pursuant to one of those Sections, the Company's obligations to pursue the Chapter 11 Plan and to otherwise use reasonable efforts to consummate, and take actions in furtherance of, the transaction contemplated by this Agreement and the Chapter 11 Plan will be suspended until such termination either becomes effective or is withdrawn pursuant to the applicable provision of
Section 6.2; provided, however, that during such suspension period, the Company will not voluntarily take any action, directly or indirectly, that would preclude continued compliance with its obligations hereunder should the termination be so withdrawn.

                             VII. FEES AND EXPENSES

          7.1 Termination Fee / Expenses. Subject to Section 7.3, in the event that this Agreement is terminated pursuant to (i) Section 6.2(a) then the Company will be obligated to pay Purchaser, as liquidated damages, a payment of $2.5 million or (ii) Section 6.2(c) or (d), then the Company will be obligated to pay Purchaser, as liquidated damages, a payment of $3.5 million (any payment to be made under clause (i) or (ii) above, a "Termination Fee") plus an additional amount equal to the reasonable out-of-pocket costs and expenses incurred by Appaloosa and Purchaser in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $4.0 million (the "Purchaser Expenses"). Any such payments pursuant to this Section 7.1 will be earned and payable by the Company to Purchaser immediately upon the Termination Effective Date of the applicable termination.

          7.2 Commitment Fee. Subject to Section 7.3, in consideration of the Standby Purchasers' commitment to purchase any Unsubscribed Shares pursuant to the terms of this Agreement, on the Effective Date, the Company will pay to Purchaser a commitment fee in an aggregate amount equal to $10.0 million (the "Commitment Fee"), plus an additional amount equal to the Purchaser Expenses.

          7.3 No Duplication of Payments. Notwithstanding any other provision hereof, Purchaser shall be entitled to only one payment of each of the following fees and expenses: (a) Purchaser Expenses, (b) a Termination Fee and (c) a Commitment Fee , as applicable, pursuant to Section 7.1 or 7.2.

          7.4 Superpriority Administration Expense Claims. The liquidated damages payments payable pursuant to Section 7.1 and 7.2 will be superpriority allowed administrative expense claims having priority over all other administrative claims other than any such claims of the Debtors' post-petition lenders in their capacity as such.

          7.5 Liquidated Damages. Appaloosa and Purchaser agree that it would be impractical and extremely difficult to determine the extent of any damages to Appaloosa and Purchaser that might result from a breach by the Company of any representation, warranty, covenant or agreement of this Agreement or the Support Agreement. Therefore, the parties acknowledge and agree that any payment to Purchaser made pursuant this Article VII will be paid as liquidated damages and the parties' good faith estimate of the actual potential damages to Purchaser and Appaloosa for any such breach. Purchaser and Appaloosa agree to accept such amounts as satisfaction in full of any claim or demand that Purchaser or Appaloosa may have against the Company, its Affiliates, employees, officers, directors, agents, successors and assigns because of such breach.

                            VIII. GENERAL PROVISIONS

          8.1 Notices. Any notice or other communication required to be given hereunder will be in writing, and sent by reputable courier service (with proof of service), by hand delivery, or by email or facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

     If to Appaloosa or Purchaser:

          Appaloosa Management L.P.
          26 Main Street
          Chatham, NJ 07928
          Attention: James Bolin
          Email: j.bolin@amlp.com
          Fax: (973) 701-7055

     With a copy to:

          White & Case LLP
          Wachovia Financial Center
          200 South Biscayne Boulevard
          Suite 4900
          Miami, Florida 33131-2352
          Attention: Thomas E. Lauria (tlauria@whitecase.com)
                     Gerard Uzzi (guzzi@whitecase.com)
          Fax:       (305) 358-5744/5766

     And

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York 10036
          Attention: John Reiss (jreiss@whitecase.com)
                     Steven Teichman (steichman@whitecase.com)
          Fax:        212-354-8113

     If to the Company or New Dana:

          Dana Corporation (or the name of New Dana)
          4500 Dorr Street
          Toledo, OH  43615
          Attention: General Counsel and Secretary
          Email:
          Fax:       (419) 535-4544

     With copies to:

          Jones Day
          222 East 41st Street
          New York, New York  10017
          Attention:  Corinne Ball
          Email:      cball@jonesday.com
          Fax:        (212) 755-7306

          and

          Attention:  Marilyn W. Sonnie
          Email:      mwsonnie@jonesday.com
          Fax:        (212) 755-7306

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered.

          8.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that (a) Appaloosa will have the right to assign any of the rights and obligations of Appaloosa hereunder to any Standby Purchaser who executes and delivers to the Company an Assumption Agreement, provided, that any such assignment will not relieve Appaloosa from any of its obligations hereunder and (b) the Company will, effective as of the Effective Date, assign all of its rights and obligations under this Agreement to New Dana. Any assignment not granted in accordance with the foregoing will be null and void. Subject to the first and last sentence of this Section 8.2, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, (A) the Company's and New Dana's obligations hereunder are subject to approval by the Bankruptcy Court of the transactions contemplated hereby and under the other Transaction Documents and (B) nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.3 Entire Agreement. This Agreement, the Company Disclosure Letter, and any documents delivered by the parties in connection herewith or therewith, including the Transaction Documents, the Support Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. The Confidentiality Agreement and Support Agreement remain in full force and effect.

          8.4 Amendment. Subject to applicable law, including but not limited to the requirements of the Bankruptcy Code and the orders of the Bankruptcy Court, this Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto.

          8.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

          8.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page will be deemed to be an original signature page.

          8.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

          8.8  Certain Definitions/Interpretations. (a) For purposes of this
Agreement:

          (i) "Assumption Agreement" means an agreement in writing in substantially the form of Exhibit A to the Shareholders Agreement pursuant to which the party thereto agrees to be bound by the terms and provisions of this Agreement;

          (ii) An "Affiliate" of any Person means another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person; provided that as such term is used in this Agreement, Appaloosa and Purchaser will not be considered to be Affiliates of the Company;

          (iii)"Alternative Investment" means an investment proposed by any Person or group of Persons (other than a party to this Agreement or its Affiliates) (a "Third Party Investor") that would result in any direct or indirect acquisition or purchase by such Third Party Investor of beneficial ownership of less than 50% of the equity securities of New Dana entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as-converted, exchanged or exercised basis, that would be an alternative to the Investments;

          (iv) "Alternative Majority Investment" means an investment proposed by any Third Party Investor, other than an Alternative Investment, that would result in any direct or indirect acquisition or purchase by such Third Party Investor of beneficial ownership of at least 50% of the equity securities of New Dana entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as-converted, exchanged or exercised basis, that would be an alternative to the Investments; ;

          (v) "Alternative Transaction" means a proposed transaction, other than an Alternative Investment or Alternative Majority Investment, between the Company and a Third Party Investor, involving the sale of all or substantially all of the assets of Debtor as a going concern and not as a liquidation;

          (vi) "Alternative Stand-Alone Plan" means any plan of reorganization for the Company, not involving any Alternative Investment, Alternative Majority Investment or Alternative Transaction, proposed by the Debtor without any party providing equity financing;

          (vii)"Antitrust Laws" means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, whether foreign or domestic;

          (viii) "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York;

          (ix) "Certificate of Designation" means the Articles of Serial Designation of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock in the form of Exhibit A;

          (x) "Claims" means claims (as such term is defined under section 101 of the Bankruptcy Code) against the Company or any rights to acquire such claims;

          (xi) "Company Board" means the board of directors of the Company;

          (xii)"Company Material Adverse Effect" means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect (a) on the business, results of operations or financial condition of the Company, New Dana and their Subsidiaries, taken as a whole, or (b) that would prevent the Company from timely consummating the transactions contemplated hereby in all material respects; provided, however, that the definition of Company Material Adverse Effect will not include facts, circumstances, events, changes, effects or occurrences
     (i) generally affecting the industry in which the Company and its Subsidiaries or their customers operate, or the economy or the financial, credit or securities markets, in the United States or other countries in which the Company or its Subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries); (ii) reflecting or resulting from changes in law or GAAP (or authoritative interpretations thereof); (iii) resulting from actions of the Company or any of its Subsidiaries that Appaloosa has expressly requested in writing or to which Appaloosa has expressly consented to in writing; (iv) to the extent resulting from the announcement of the Investments and the transactions contemplated thereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationship of the Company or its Subsidiaries with its customers, suppliers, employees or others; (v) resulting from changes in the market price or trading volume of the Company's securities, provided that the exceptions in this clause (v) are strictly limited to any such change or failure in and of itself and will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to a Company Material Adverse Change; (vi) resulting from the suspension of trading in securities generally on any U.S. national securities exchange; or (vii) resulting from changes in the pool of claims (as such term is defined in Section 1.01(5) of the Bankruptcy Code); except to the extent that, with respect to clauses
     (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Company and its Subsidiaries compete;

          (xiii) "Company Reports" means all forms and reports filed by the Company with the SEC after January 1, 2006, and any such forms or reports filed by the Company with the SEC after the date of this Agreement and until the Closing Date, in each case under Sections 12(b) or 12(g) of the Exchange Act and the rules and regulations promulgated thereunder;

          (xiv) "Confidentiality Agreement" means that agreement by and between Appaloosa and the Company, dated as of July 21, 2007;

          (xv) "Control" (including the terms "Controlling", "Controlled by" and under "Common Control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

          (xvi) "Independent Director" has the meaning given such term in Exhibit B;

          (xvii) "Knowledge" means the actual knowledge after reasonable inquiry of any of the Company's executive officers in the case of the Company and, in the case of Purchaser, means the actual knowledge of Appaloosa's executive officers after reasonable inquiry;

          (xviii) "Litigation" means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative;

          (xix) "New Common Stock" means the common stock of New Dana issued pursuant to the Plan;

          (xx) "New Dana Board" means the board of directors of New Dana; (xxi) "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (xxii) "Purchaser Material Adverse Effect" means any change, effect, event or condition that has prevented or materially delayed or could reasonably be expected to prevent or materially delay Appaloosa's or Purchaser's ability to consummate the transactions contemplated hereby;

          (xxiii) "Rights Agreement" means the Rights Agreement, dated as of April 25, 1996, as amended, between the Company and The Bank of New York, successor to Mellon Investor Services LLC (formerly Chemical Mellon Shareholder Services, L.L.C.), as Rights Agent;

          (xxiv) "Securities Laws" means, collectively, the Securities Act, the Exchange Act, and any state securities and "blue sky" laws;

          (xxv) "Significant Subsidiary" has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC;

          (xxvi) "Subsidiary" when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or Controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions;

          (xxvii) "Taxes or Tax" means all federal, state, local and foreign taxes arising after the date on which the Debtor filed the Chapter 11 Case, in the case of the Debtor, and arising at anytime in the case of Persons other than the Debtor, (including income or profits taxes, alternative or add-on minimum taxes, profits or excess profits taxes, premium taxes, occupation taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, prohibited transaction taxes, transfer taxes, value added taxes, employment and payroll-related taxes (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property taxes, business license taxes, occupation taxes, stamp taxes or duties, withholding or back up withholding taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including charges, interest, additions to tax and penalties with respect thereto, it being agreed that the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group or being included or required to be included in any Tax Return;

          (xxviii) "Unions" means, the United Steelworkers of America and the International Union, UAW; and

          (xxix) "Union Settlement Agreement" means the Settlement Agreements by and between the Company and the Unions.

          (xxx) "Unsecured Claims" means unsecured nonpriority Claims other than: (i) subject to Appaloosa's reasonable approval as to the size of the claims contained in such class, convenience class claims, and (ii) subject to Appaloosa's reasonable approval, (a) asbestos personal injury claims,
     (b) intercompany claims, (c) Dana Credit Corporation claims and (d) any claims of the non-union retirees represented by the Official Committee of Non-Union Retirees.

          (b) When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. As the context requires, all references to the "Company" contained herein shall be references to "New Dana" after the Closing.

          8.9 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

          8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

          8.12 Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Bankruptcy Court.

          (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the Bankruptcy Court, and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

          (c) No party may move to (i) transfer any such suit, action or proceeding from the Bankruptcy Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the Bankruptcy Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in the Bankruptcy Court for the purpose of bringing the same in another jurisdiction.

          (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Bankruptcy Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

          8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          8.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                     [Remainder of page intentionally blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                 DANA CORPORATION


                                                 By:
                                                     ---------------------------
                                                 Name:
                                                 Title:

                                                 APPALOOSA MANAGEMENT, L.P.


                                                 By:
                                                     ---------------------------
                                                 Name:
                                                 Title: Authorized Person

                                                 [PURCHASER]


                                                 By:
                                                     ---------------------------
                                                 Name:
                                                 Title: Authorized Person

                                List of Exhibits

Exhibit A - Form of Certificate of Designation
Exhibit B - Form of Shareholders Agreement
Exhibit C - Form of Series A Registration Rights Agreement
Exhibit D - Form of Series B Registration Rights Agreement
Exhibit E - Form of Market Maker Agreement Referenced in Exhibit A

                                        2